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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 333-00164, 333-16757, 333-19157, 333-24783, 333-26075, 333-27403, 333-37849, 333-42601 and
333-48547) and the Registration Statements on Form S-8 (Nos. 33-88974, 33-88976, 33-97000, 333-33021 and 333-56517) of PMT Services, Inc. of our report on the financial statements of PMT Services, Inc. for the three years ended July 31, 1997 dated September 23, 1997, except as to the pooling of interests with MBN National, Inc. which is as of May 14, 1998, appearing on page 1 of Item 7 (a)(1) of this Form 8-K. We also consent to the application of such report to the Financial Statement Schedules for the three years ended July 31, 1997 which appear on page 35 of Item 7 (a)(2) of this Form 8-K.


/s/ PricewaterhouseCoopers LLP

Nashville, Tennessee
July 20, 1998